Exhibit 99.1

OPENWAVE APPOINTS ROBIN ABRAMS TO BOARD OF DIRECTORS

REDWOOD CITY, CA – January 23, 2008 – Openwave Systems Inc. (Nasdaq: OPWV), one of the world’s leading software innovators enabling revenue-generating personalized services which converge the mobile and broadband experience, today announced that Robin Abrams has joined its board of directors and that she is expected to be appointed to serve as a member of its Audit Committee. Abrams brings nearly 35 years of executive management experience to Openwave, including key leadership roles at VeriFone, Apple and Unisys. As a result of Abrams’ appointment, the Openwave Board increased to eight directors, seven of which are independent directors and one of which is the Company’s President and CEO Robert Vrij.

“The appointment of Robin Abrams brings valuable industry and management expertise to our Board,” said Charles Levine, Chairman of the Board, Openwave. “She has proven experience in redefining business models for growth and a deep knowledge of the global operator community that Openwave serves. I look forward to her close collaboration with the Openwave Board and management team as we continue to introduce our new products into the market and position the company for long-term success.”

Most recently, Abrams served as Interim CEO of ZiLOG, a provider of integrated microcontroller products. Previously, she was CEO of Firefly Mobile, a company with a range of mobile products that address the youth market. Prior to Firefly Mobile, Abrams was President and CEO of BlueKite, a leading provider of bandwidth optimization software for wireless operators.

Previously, Abrams was president and CEO of Palm Computing, Inc., where she led the launches of the Palm V and Palm VII. Prior to Palm, she was president and CEO of VeriFone, the global leader in debit/credit card authorization solutions. She also formerly held key executive positions at Apple, including managing director of Apple Asia and president of Apple Americas. Abrams’ international experience began with Unisys, where she was vice president and program general manager for retail delivery systems, vice president of pacific marketing operations and general manager of Unisys Financial Centre, based in Hong Kong.

Abrams currently serves on the Board of Directors for BEA Systems, HCL Technologies and ZiLOG.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including merchandising and advertising, which converge the mobile and broadband experience across all of a user’s devices.

As the communications industry intersects with the Internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of service management, messaging, location and client technologies. Openwave is a global company headquartered in Redwood City, California.

Openwave is a trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Openwave Systems Inc.

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